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                                                                       EXHIBIT 5

                          JAECKLE, FLEISCHMANN & MUGEL
                         A T T O R N E Y S  A T  L A W

  FLEET BANK BUILDING   TWELVE FOUNTAIN PLAZA   BUFFALO, NEW YORK  14202-2292
                     TEL (716) 856-0600  FAX (716) 856-0432




                                        December 22, 1995





EastGroup Properties
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi  39201-2195

Ladies and Gentlemen:

                 We are furnishing this opinion in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by EastGroup Properties ("EastGroup"), covering shares of beneficial interest, $1.00 par value per share (the "Shares"), to be issued by EastGroup in connection with the merger of EastGroup-LNH Corporation ("Sub") and LNH REIT, Inc. ("LNH") under the terms of an Agreement and Plan of Merger dated as of December 22, 1995 among EastGroup, Sub and LNH (the "Merger Agreement").

                 We have examined EastGroup's Restated Declaration of Trust, as amended, and Trustees Regulations, as amended, such records of proceedings of EastGroup as we deemed material, the Registration Statement and such other documents as we deemed necessary for the purposes of this opinion.

                 Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with the terms of the Merger Agreement, the Shares will be legally issued, fully paid and non-assessable.

                                        Very truly yours,

                                        JAECKLE, FLEISCHMANN & MUGEL